Exhibit 99.1

Energy Focus Elects Lighting Industry Luminary Kaj den Daas as Board Member

SOLON, Ohio, September 7, 2022 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable, energy-efficient LED lighting control systems and products for the commercial, military, maritime and consumer markets, today announced that Mr. Kaj den Daas has been elected to its Board of Directors.
Mr. den Daas has more than 45 years of leadership experience globally in the lighting industry. He retired in 2009 as Executive Vice President of Philips Lighting B.V. of the Netherlands (a manufacturer of lighting fixtures and related components) and Chairman of its North American Lighting Operations. Mr. den Daas was responsible for oversight of the manufacturing, distribution, sales and marketing of Philips products in the United States, Canada and Mexico, with prior Philips experience in the Asia Pacific area. Since leaving Philips Lighting, Mr. den Daas has served on the board or management of several companies in the US, Europe, and Asia in the lighting industry. He was CEO of Quality Light Source until March 2018 when he transitioned into a non-executive position in the holding company QL Light Source Company Hong Kong Ltd. (manufacturer and marketer of LED lamps) in April 2018. He was also CEO of TCP International Holdings, Ltd. from July 2015 to October 2016.
Mr. den Daas is currently a director on the board of Valmont Industries, Inc., where he serves as the chair of the Audit Committee and a member of both the Nominating and Corporate Governance Committee and Environmental, Social and Governance Committee.
Mr. den Daas will join the Audit Committee of the Board, which will now be chaired by Brian Lagarto following Philip Politziner’s retirement.
Steve Socolof, Chairman and Interim CEO of Energy Focus commented, “I am extremely excited to be able to recruit such an industry luminary as Kaj den Daas to our Board of Directors. Kaj will join Jeffrey Parker and Brain Lagarto, whose appointments were announced earlier this year, in bringing tremendous industry experience and network to the company. Kaj ran the largest lighting business in North America for years and knows the market as well as the vendors globally. I would also like to thank Phil Politziner for his service as our Audit Chair over the last couple of years. With his retirement, Brian Lagarto will step up to Chair, and Kaj den Daas will join the committee.”
“I am honored to join the Energy Focus Board of Directors and I look forward to working with the Board and senior management towards profitable growth for the company,” said Mr. den Daas.
About Energy Focus
Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions, as well as UV-C Disinfection (“UVCD”) technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocus™ Power Line Control (“PLC”) platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. In addition, our patent pending UVCD technologies and products aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and U.S. ally navies, U.S. federal, state and local
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
Investor Contact:
Energy Focus, Inc. Investor Relations
ir@energyfocus.com
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877